Exhibit 99.3

THE BOARD OF DIRECTORS

OF

CANNABICS INC.

The following is a true copy of the resolution duly adopted at this Special Meeting of the Corporation, held at Caesarea, Israel this 22nd day of February, 2016.

The Board of Directors which was present for this meeting & took active part therein per Del. Code Ann., tit. 8, § 211(a) was:

Eyal Ballan

Itamar Borochov

Shay Sarid

Eyal Barad

WHEREAS there has been presented to and considered by this meeting a Motion to Return all Intellectual Property and the Subsidiary Grin Ultra Ltd., and RESCIND and cancel all Agreements relating thereto of 7th October, 2015.

NOW THEREFORE BE IT RESOLVED that the majority of Directors having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to DGCL §142(b), have unanimously decided and RESOLVED that:

Per Cannabics Pharmaceutical’s Agreement with a licensed Investment Firm, the Company has shall RESCIND and cancel in its entirety that certain Intellectual Property and Subsidiary Assignment Agreement, executed on October 7th, 2015, between the Company and CANNABICS INC., as well as its ancillary agreements – the Assignment & Assumption of Debt & Liabilities Agreement and the Debt Cancellation Agreement, both executed on October 7th, 2015, between the Company and CANNABICS INC; meaning that all technologies and IP which exited the company shall be returned unencumbered.

Said Motion is hereby passed and the corporate books, records and the Company shall file this Resolution in the corporate records.

/s/ Itamar Borochov

Itamar Borochov, President

Cannabics, Inc.